CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS
                         OF THE SERIES A PREFERRED STOCK
                                       OF
            MANAGEMENT OF ENVIRONMENTAL SOLUTIONS & TECHNOLOGY CORP.

      I,  Marieke  Oudejans,   the  President  of  Management  of  Environmental
Solutions & Technology Corp., a Delaware corporation, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on January 4, 1999, adopted the following resolution creating a series of Preferred Shares, $0.0001 par value per share, designated as the Series A Preferred Shares.

      The relative rights and preferences of the Series A Preferred Stock are as follows:

      1. Designation and Amount. The shares of such series shall be designed as the Series A Preferred Shares (the "Series A Preferred Shares"), and the number of shares constituting such series shall be 1,000,000. The number of shares constituting such series may, unless prohibited by the Articles of Incorporation, be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

2.    Dividends and Distributions

(i) The holders of Series A Preferred Shares, in preference to the holders of Common Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, annual dividends payable in cash on the 31st day of December in each year (each such date being referred to herein as a "Dividend Payment Dates:), commencing on December 31, 1999 (a) at the rate of $0.30 per share per year.

        (ii)Dividends which are not declared will not accrue. Dividends not declared will not cumulate. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Preferred Shares in an amount less than the total amount of such dividends at the time such dividends are declared and become payable shall be allocated pro rata on a share-by-share basis among all such shares outstanding at that time. The Board of Directors may fix a record date for the determination of holders of the Series A Preferred Shares entitled to receive payment of a dividends or distribution declared thereon, which record date shall be not more than thirty (30) days prior to the date fixed for the payment thereof.


         3. Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred Shares shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

         4.   Certain Restrictions.

        (i) Whenever dividends declared or other distributions payable on the Series A Preferred Shares as provided in Section 2 hereof are in arrears, thereafter and until all unpaid dividends and distributions on the Series A Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

               (a)declare or pay dividends, or make any other distributions,  on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares;


               (b)declare or pay dividends, or make any other distributions,  on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Shares, except dividends paid ratably on the Series A Preferred Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled:

               (c)redeem or purchase or otherwise  acquire for consideration any
                  Series A Preferred Shares, or any shares of stock ranking on a parity with the Series A Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series of classes.


        (ii)The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         5. Reacquired Shares. Any Series A Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of Preferred Shares or as otherwise required by law.

         6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Shares unless, prior thereto, the holders of Series A Preferred Shares shall have received $4.00 per share.

        7. Consolidation, Merger, Exchange, etc.. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Shares shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such Preferred Shares with (to the extent possible) the same relative rights and preferences as the Series A Preferred Shares.

         8.   Conversion.

         (a) At the option of the holder of the Series A Preferred Shares, on and after June 1, 1999, each share of the Series A Preferred Stock may be converted into one share of the Corporation's common stock. Effective February 1, 2000 each Series A preferred share will automatically convert into one share of this Corporation's common stock.

         IN WITNESS WHEREOF, I have executed this Certificate of Designation, Preferences and Rights this 4th day of January, 1999.



                                            Marieke Oudejans, President